UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 27, 2013

FUSE SCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 NW 167 th Street, #E-21 Miami Lakes, Florida	33015
(Address of Principal Executive Offices)	(Zip Code)

(305) 503-3873

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Effective June 11, 2013 initial distribution shipments to all 8000+ Walgreens stores took place and product is now present or working its way to shelves at all locations across the country. Increased promotion and advertising activity has begun and will continue to increase in the coming quarters. In a non-dilutive and debt free exercise to increase available capital for growth investment, effective June 27, 2013, Fuse Science, Inc. (the “Company”) lowered the current exercise price of the Company’s outstanding Series B Warrants (which were originally issued in a March 2013 private offering) from $0.076 to $0.055. Moreover, the balance sheet of the Company will be greatly improved from the prior quarter as a result of the conversion of $2,000,000 in Notes sold in the March 2013 private offering. As previously reported sales for the quarter ended June 30, 2013 are expected to be more than double that of sales for the entire fiscal year ended September 30, 2012.

Contemporaneously with this filing, the Company issued a press release announcing positive research results in the use of the Company proprietary technology to deliver estradiol in a transdermal roll-on application addressing the $1.7 billion hormone replacement category. These and other advancements in the Company’s proprietary delivery technology are discussed in the press release filed as an exhibit hereto and are expected to play a key role in current strategic licensing and M&A talks.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

By: /s/ Brian Tuffin Brian Tuffin, Chief Executive Officer and Acting Chief Financial Officer

Dated: June 27, 2013